UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 2, 2012

YATERRA VENTURES CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53556	73-3249571
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

161 Bay Street, 27th Floor Toronto, Ontario, Canada M5E 1R4
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 416-792-5555

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01	Changes in Control of Registrant

Sale of Stock by Beneficial Holders

David K. Ryan (the “Seller”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Cedric Atkinson (the “Purchaser”) for the sale of shares of common stock of Yaterra Venures Corp. (the “Company” or “YTRV”). Pursuant to the Stock Purchase Agreement, the Seller sold Nine Hundred Thousand (900,000) shares of the Company’s restricted common stock (the “Shares”) to the Purchaser in consideration for One Hundred Twenty Thousand Dollars ($120,000.00) with Fifty Thousand Dollars ($50,000.00) (“Initial Payment”) being paid upon signing and the remaining Seventy Five Thousand Dollars ($75,000.00) (“Final Payment”) to be made by June 1, 2012 at a purchase price of $0.1389 per share. The Purchaser used his personal funds for the Initial Payment amount. Until the Purchaser makes the Final Payment, the Shares shall be held in escrow and during such time the Company shall be governed by a Board of Directors consisting of Two (2) appointees of the Purchaser and One (1) appointee of the Seller. Until receipt of the Final Payment, the Seller shall have the right to vote the Shares. The Stock Purchase Agreement contains customary representations and warranties by both the Seller and the Purchaser.

The total shares of common stock sold pursuant to the Stock Purchase Agreement represents approximately 55.22% of the outstanding shares of common stock of the Company as of the date of this disclosure.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Effective March 2, 2012 David K. Ryan resigned from his positions of President, Secretary, Treasurer, and Vice President of Finance and will retain his position on the Board of Directors. A copy of Mr. Ryan’s resignation letter is attached hereto as Exhibit 17.1 and incorporated herein by reference.

After the execution of the Stock Purchase Agreement, the Seller, as majority shareholder, appointed Cedric Atkinson to the Board of Directors pursuant to NRS §78.320. The Purchaser is still in the process of determining who will be his second appointment to the Board of Directors, which will be disclosed when that person is appointed to the Board of Directors. Mr. Atkinson will also serve as the President, Secretary, and Treasurer of the Company. During his business career, Mr. Atkinson (age 35), has focused on sales and marketing as well as contract consulting in the financial markets to both privately held and public companies. Mr. Atkinson has established a reputation for creating effective strategies for asset acquisitions and long-term success.

Today, Mr. Atkinson serves at the chief executive officer and managing director of OTC Ventures, a firm dedicated to working with emerging growth companies with potential for significant rates of return. OTC Ventures’ focus is to bring value to shareholders through transparency and strong leadership.

Mr. Atkinson studied Public Policy at York University, one of Canada’s leading interdisciplinary research and teaching institutions.

The terms of any potential compensatory plan including any salary, stock, options, or grants will be disclosed when such agreement between the Company and Mr. Atkinson is reached.

Item 9.01	Financial Statements and Exhibits

17.1	Resignation from officer positions of David K. Ryan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2012	Yaterra Ventures Corp.

By: /s/: Cedric Atkinson
Name: Cedric Atkinson
Title: President, Secretary, Treasurer